Exhibit 4.37

COLLATERAL ASSIGNMENT OF LESSEE’S INTEREST IN LEASE

Plaza 200 Leasing Co., Inc., a New York corporation having a mailing address at 179 Westbury Avenue, Carle Place, New York 11514 (the “Lessor”) has leased to Golfsmith, NU, L.L.C., a Delaware limited liability company having a mailing address at 11000 North IH 35, Austin, Texas 78753-3195 (the “Lessee”), certain premises known as Plaza 200 Shopping Centre in Carle Place, New York, more fully described in Schedule A annexed hereto and made a part hereof (the “Premises”), under lease dated December 30, 2004 (the “Lease”).

U.S. Bank Trust National Association, a national banking association having a mailing address at 100 Wall Street, 16th Floor, New York, New York 10005 (the “Collateral Agent”) has made a loan to the Lessee in the original principal amount of $93,750,000, (the “Loan”). As additional security for the Loan, the Collateral Agent has required a collateral assignment of the interest of the Lessee in the Lease.

Collateral Assignment of Lease

1 . The Lessee hereby assigns, transfers and sets over unto the Collateral Agent, its successors and assigns, all interest of the Lessee under the Lease of the Premises and under any renewal, extension or modification of the Lease; provided, however, that so long as the Lessee shall not be in default of any of its obligations to the Collateral Agent under the Loan, the Lessee shall continue to enjoy all the rights and privileges of lessee under the Lease.

2. In the event of any default by the Lessee in the payment or performance of any of its obligations to the Collateral Agent under the Loan, beyond the expiration of any applicable grace or cure period, and in addition to any other rights the Collateral Agent may have at law or in equity, the Collateral Agent shall have the immediate right to enter upon the Premises and take possession thereof. The Collateral Agent shall further have the option, whether or not the Collateral Agent has exercised its right to take possession of the Premises, to make this assignment absolute, and thereby to become lessee under the Lease. Upon the exercise by the Collateral Agent of the option to make this assignment absolute, the Collateral Agent may thereafter, at its option, sell, assign or otherwise dispose of the lessee’s interest under the Lease, as collateral, in accordance with the provisions of Article 9 of the New York Uniform Commercial Code (the “Code”), and shall, with respect thereto, have all rights and remedies of a secured party under the Code. Upon the exercise of this option to make this assignment absolute, the Lessee shall have no further interest in or claim to possession of the Premises, and shall have no further interest in the Lease. Neither the taking of possession of the Premises, nor the exercise of the option to make this assignment absolute shall relieve the Lessee of any of its obligations of performance or payment under the terms of the Lease.

3. In addition to the foregoing, the Collateral Agent may, whether or not it has exercised its right to take possession of the Premises, or its right to make this assignment absolute, in its sole and absolute discretion, and without notice to the Lessee, make payment of any defaulted obligation to the Lessor. Any amount so paid by the Collateral Agent shall constitute a demand obligation from the Lessee to the Collateral Agent. Nothing herein contained shall obligate the Collateral Agent to make such payment, nor shall the making of one or more such payments constitute an agreement on the Collateral Agent’s part to take any further or similar action.

4. The Lessee agrees that it will not alter, assign or transfer any interest in or modify the Lease or terminate the terms thereof or surrender its right of possession to the Premises without the prior written consent of the Collateral Agent. The Lessee will fulfill or perform each and every condition and covenant of the Lease by the Lessee to be fulfilled or performed, give prompt notice to the Collateral Agent of any notice of default by the Lessee under the Lease received by the Lessee, together with a complete copy of any such notice, and, at the sole cost and expense of the Lessee, cure such default as required by the Lease. Any subsequent leases or agreements for use and occupancy of the Premises or any part thereof shall be and are hereby made subject to all the terms of this Collateral Assignment and the Lessee shall, upon request of the Collateral Agent, further assign and transfer the same to the Collateral Agent by assignment satisfactory to the Collateral Agent.

5. The Lessee represents and warrants that the Lessee has not executed any prior assignment or pledge of any of its rights, nor are its rights encumbered, with respect to the Lease or the Premises.

6. This agreement shall be governed by the laws of the State of New York, shall inure to the benefit of the Collateral Agent, its successors and assigns, and shall be binding upon the Lessee and its successors and assigns.

IN WITNESS WHEREOF, this agreement has been executed this 5th day of January, 2005.

WITNESS:	LESSEE:

/s/ Curtis S.Young	Golfsmith NU, L.L.C.
Curtis S.Young
	By:	/s/ James D. Thompson

/s/ Charlene Link		Name: James D. Thompson
Charlene Link		Title: President

STATE OF TEXAS	)
) ss:
COUNTY OF TRAVIS	)

     The foregoing instrument was acknowledged before me this 5th day of January, 2005, by James D. Thompson, the President of Golfsmith NU, L.L.C., on behalf of the limited liability company.

/s/ Harry J. Behal J.

Name: Harry Behal
Notary Public
My Commission Expires: 1-26-05

Agreement of Lessor

The Lessor, as aforesaid, hereby covenants and agrees with, and hereby represents and warrants to, the Collateral Agent, its successors and assigns, as follows:

1.	That the Lessor hereby consents to the foregoing Collateral Assignment.

2.	That, as of this date, the Lessor has no knowledge of any default on the part of the Lessee under the terms of the Lease of the Premises.

3.	That upon any default or breach by the Lessee under the Lease, the Lessor will, before acting in pursuance of its rights and/or remedies provided in the Lease, give written notice to the Collateral Agent at its address set forth in the Collateral Assignment (or such other address as the Collateral Agent may provide), of said default and/or breach, and the Collateral Agent shall have a period of thirty (30) days following the giving of said written notice to cure or cause the cure of said default (or to commence or cause to be commenced such action as may be necessary to cure said default if such default be of such nature that it cannot be cured within said 30-day period, which action shall thereafter be diligently pursued to completion); and the Lessor will not terminate the Lease or take action to enforce its rights and/or remedies during said period.

4.	That if the Collateral Agent shall exercise its option, as provided in the aforesaid conditional assignment, by giving written notice to the Lessor, to make said assignment absolute, and thereby become lessee under the Lease, the Lessor shall thereafter recognize the Collateral Agent as lessee, and the Collateral Agent shall have the right to assign its interest as lessee under the Lease, and upon such assignment and assumption of the obligations of the Lease by said assignee, the Collateral Agent will be relieved of any obligation or liability as lessee; provided, however, that nothing herein shall relieve the Lessee of its obligations under the Lease. In the event that the Collateral Agent shall enter into possession of the Premises, or shall take action to cure defaults of the Lessee, such action shall not be considered the exercise of its option to make the assignment absolute, and the Collateral Agent shall not become liable for rent or any other obligations of the Lessee as lessee, unless the Collateral Agent has exercised its option to make the assignment absolute by written notice thereof to the Lessor.

5.	That the Lessor has full power and authority to execute this agreement and to make effective the terms hereof.

6.	That this agreement shall be governed by the laws of the State of New York, shall inure to the benefit of the Collateral Agent, its successors and assigns and shall be binding upon the Lessor, its successors and assigns.

IN WITNESS WHEREOF, this agreement has been executed this 6th day of January, 2005.

WITNESS (as to all signatures):	LESSOR:

Plaza 200 Leasing Co., Inc.

By:	/s/ Jeffrey Plislain

Name: Jeffrey Plislain Title: Pms

STATE OF New York	)
) ss:
COUNTY OF NASSAU	)

     The foregoing instrument was acknowledged before me this 6th day of JAN, 2005, by Jeffrey Plislain the Pms of PLAZA 200 LEASING CO., INC., on behalf of the [corporation/limited partnership/limited liability company].

/s/ Linda Cimino

Name: LINDA CIMINO
Notary Public	LINDA CIMINO
My Commission Expires:	notary public, state of New york
No. 52-4600441
Qualified in Suffolk County
Commission Expires Dec. 31, 2006

SCHEDULE A

Legal Description

All that certain plot, piece or parcel of land, with the buildings and improvements thereon erected, situate lying and being at Carle Place, Town of North Hempstead, County of Nassau and State of New York, more particularly bounded and described as follows:

Beginning at a point on the westerly side of Guinea Woods Road, (Glen Cove Road), distant 385 feet Southerly from the corner formed by the Westerly side of Guinea Woods Road and the Southerly side of Westbury Avenue:

Thence along the Westerly side of Guinea Woods Road and the following two courses and distances:

1. South 2 degrees 22 minutes 58 seconds West, 170.08 feet;

2) Southerly along the are of a curve bearing to the left having a radius of 5769.65 feet and being subtended by a chord 213.16 feet in length and bearing south 1 degree 18 minutes 20 seconds West, a distance along said curve of 213.18 feet to the Northerly side of Voice Road, 50 feet wide;.

Thence along the Northerly side of Voice Road, South 84 degrees 20 minutes 50 seconds West 802.04 feet to the land now or formerly of Consolidated Lithographing Company;

Thence along said land the following two courses and distances:

1. North 5 degrees 39 minutes 10 seconds West, 380 feet;

2. North 84 degrees 20 minutes 50 seconds East, 851.7, feet to the Westerly side of Gainea Wood Roads, at the point or place of beginning.

Said premises being known as and by the street number 200 Glen Cove Road, Carle Place, Nassau County.

Also known as Section 9 Block 663 Lot 16 as shown on the Nassau County Land and Tax Map.